SCHEDULE 14C INFORMATION STATEMENT
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COMPREHENSIVE CARE CORPORATION
(Name of Registrant as Specified in Its Charter)
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COMPREHENSIVE CARE CORPORATION
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
(813) 288-4808

NOTICE BY ACTION OF
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is being furnished by the Board of Directors of Comprehensive Care Corporation, a Delaware corporation, to holders of record of our common stock, $.01 par value per share, at the close of business on February 13, 2006, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of this Information Statement is to inform our stockholders of certain action that was taken by the written consent of the holders of a majority of our outstanding voting stock. This Information Statement also shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.
     The action taken by the majority stockholders will not become effective until at least 20 days after the initial mailing of this Information Statement to the other stockholders.
     THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN.

By order of the Board of Directors:
/s/ Robert J. Landis
Robert J. Landis
Dated: March 3, 2006	Chairman and Chief Financial Officer

INFORMATION STATEMENT
AMENDMENT OF THE COMPANY’S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 12,500,000 TO 30,000,000
SECURITY OWNERSHIP

COMPREHENSIVE CARE CORPORATION
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
INFORMATION STATEMENT
INTRODUCTORY STATEMENT
     Comprehensive Care Corporation is a Delaware corporation with our principal executive offices located at 204 South Hoover Boulevard, Suite 200, Tampa, Florida 33609. Our telephone number is (813) 288-4808.
     At the request of our Board of Directors, we are sending this Information Statement to our stockholders to notify you about action taken by the holders of 54.1% of our outstanding voting capital stock, voting together as a single class, and by the holders of all our outstanding Series A Convertible Preferred Stock, par value $50.00 per share (“Series A Preferred Stock”), voting as a separate class, by written consent, dated February 14, 2006, in lieu of a special meeting of the stockholders, in accordance with the Delaware General Corporation Law. The action taken was ratification and approval of (i) an amendment to our Non-Employee Director Stock Option Plan (the “Director Plan”) and (ii) an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, $.01 par value per share (“Common Stock”), from 12,500,000 shares to 30,000,000 shares. The written consent will be effective not less than 20 calendar days after the initial mailing of this Information Statement.
     Under Section 228 of the Delaware General Corporation Law, or DGCL, we are required to provide notice of the taking of any corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. On February 13, 2006, 5,851,374 shares of our Common Stock and 14,400 shares of our Series A Convertible Preferred Stock, $50.00 par value per share (the “Series A Preferred Stock”), were outstanding. With respect to the stockholder actions described above, shares of Series A Preferred Stock are entitled to vote on an “as converted” basis with the Common Stock, voting together as a single class. Shares of Common Stock are entitled to one vote for each share of Common Stock held. Shares of our Series A Preferred Stock are entitled to 294.12 votes for each share of Series A Preferred Stock outstanding, which represents the equivalent of 4,235,328 shares of Common Stock. In addition, holders of our Series A Preferred Stock are entitled to vote as a separate voting class with respect to the amendment to the Company’s Restated Certificate of Incorporation.
     We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock and Series A Preferred Stock.
     This Information Statement is being mailed on or before March 3, 2006 to the holders of record on February 13, 2006 of the outstanding shares of our Common Stock and Series A Preferred Stock.

AMENDMENT OF THE COMPANY’S NON-EMPLOYEE
DIRECTOR STOCK OPTION PLAN
     In 1995, the Board adopted, and our stockholders subsequently approved, the Non-Employee Director Stock Option Plan (the “Directors’ Plan”). As a result of an amendment and further stockholder approval, as of February 13, 2006, there were 250,000 shares of Common Stock reserved for issuance under the Directors’ Plan.
     As of February 13, 2006, options (net of canceled or expired options) covering an aggregate of 238,330 shares of our Common Stock had been granted under the Directors’ Plan. Only 11,670 shares of Common Stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors’ Plan as of such date.
     The number of shares of Common Stock currently available for issuance under the Directors’ Plan is insufficient to allow us to grant the 2006 annual awards and to provide for future awards to the existing non-employee directors in accordance with the provisions of the Directors’ Plan. Further, management does not believe the current initial and annual award amounts to be a sufficient number of shares to allow us to attract and retain well-qualified, independent directors.
     The Board of Directors approved and declared it advisable and in the Company’s best interest to submit to the holders of a majority of our outstanding Common Stock and Series A Preferred Stock for action by written consent an amendment to the Directors’ Plan. On February 14, 2006, stockholders owning approximately 54.1% of the outstanding shares of our Common Stock and Series A Preferred Stock, taken together as one class, approved the amendment to the Directors’ Plan by action taken by written consent without a meeting in accordance with DGCL. No further vote of our stockholders is required to approve the amendment to the Directors’ Plan. Such approval by our stockholders will be effective 20 calendar days after the date this Information Statement is first mailed to our stockholders.
     The amendment to our Directors’ Plan will effect the following changes:
•	Reflect that the number of shares reserved for issuance under the Directors’ Plan has been increased to 1,000,000;

•	Reflect that: (i) the annual grant of options will increase from 5,000 to 15,000 and (ii) the initial grant of options will increase from 10,000 to 25,000;

•	Provide that all options granted under the Directors’ Plan will vest in equal annual installments beginning on the first anniversary of the date of grant over five years;

•	Eliminate all grants provided to directors for service on committees of the Board of Directors, as chairpersons of such committees, and as Chairman of the Board of Directors and in lieu thereof, provide all directors serving on the Board on the effective date of the amendment to the Directors’ Plan a one-time grant of options to purchase 25,000 shares of Common Stock on such date;

•	Provide that awards under the Directors’ Plan will have such terms as are necessary to comply with the newly-enacted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	Revise the definition of “fair market value” in the Directors’ Plan.

The principal provisions of the Directors’ Plan, as amended, are summarized below.
Purpose of the Directors’ Plan
     The Directors’ Plan is intended to (a) provide incentive to non-employee directors of the Company to stimulate their efforts toward the continued success of the Company and to manage the business of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by non-employee directors by providing them with a means to acquire a proprietary interest in the Company; and (c) provide a means of obtaining and rewarding non-employee directors, who currently receive no cash compensation from the Company.
Administration
     The Directors’ Plan is administered by a committee of the Board of Directors composed of not fewer than one but not more than three directors who are not entitled to participate in the Directors’ Plan (the “Committee”). The Committee has no discretion to determine which non-employee director will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all administrative determinations and interpretations of the Directors’ Plan. Options granted under the Directors’ Plan do not qualify for incentive stock option treatment.
     Grants of options under the Directors’ Plan to non-employee directors and the amount and nature of the awards to be granted shall be automatic. However, all questions of interpretation of the Directors’ Plan or of any options issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Directors’ Plan. A majority of the Committee’s members shall constitute a quorum, and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.
Terms of Options
     The Directors’ Plan, as amended, provides that each non-employee director is automatically granted an option to purchase 25,000 shares upon joining the Board (the “Initial Grant”) and options to purchase 15,000 shares at each annual meeting of our stockholders (the “Annual Grant”) commencing at our 2006 annual meeting of stockholders. In addition to the Initial Grant and the Annual Grant, the Directors’ Plan provides that there shall be granted and awarded options to purchase 25,000 shares on the date the amendment to the Directors’ Plan becomes effective to all eligible directors serving on such date. All grants vest annually in 1/5 increments beginning on the first anniversary of the date of grant, provided the individual is still a director on those dates. An optionee who ceases to be a director shall forfeit that portion of the option attributable to such vesting dates on or after the date he or she ceases to be a director.
     The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. Currently, fair market value shall be equal to the closing price for our Common Stock on the over-the-counter bulletin board on the day there was a sale of such stock in such market last preceding the date of grant. The exercise price of options granted under the Directors’ Plan may be paid in any combination of (i) cash or check at the time the option is exercised, (ii) delivery of other Common Stock of the Company, or (iii) cashless exercise through a broker.
     The term of options under the Directors’ Plan is ten years. Options under the Directors’ Plan terminate six months after termination of the optionholder’s service unless the optionholder dies while serving as a Director or during the six-month period following the date of the Director’s cessation of Board service, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of the optionholder’s death by the optionholder’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.
Stock Subject to the Directors’ Plan
     The maximum number of shares authorized for issuance under the Directors’ Plan, as amended, is 1,000,000. As of February 13, 2006, there were 11,670 shares available for option grants and there were 158,331 options outstanding, of which 84,165 options were exercisable. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan.
Eligibility
     The Directors’ Plan provides that options may be granted only to non-employee directors of the Company. A “non-employee director” is defined in the Directors’ Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate. Currently, five of our directors are non-employee directors.
Federal Tax Effects
     Any options granted under the Directors’ Plan will be nonqualified stock options, which do not qualify as incentive stock options and will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time of the grant of a nonqualified stock option. However, upon the option’s exercise, the option holder will recognize ordinary income for federal income tax purposes measured by the excess of the fair market value of the shares on the exercise date over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.
     The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.
     In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code (the “Code”).
Requirements Regarding “Deferred Compensation”
     Certain of the awards under the Directors’ Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a recently enacted provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of the provisions of the Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.
New Plan Benefits
     The following table presents certain information with respect to options currently anticipated to be granted under the Directors’ Plan within twelve months following February 13, 2006 to all our non-employee directors as a group.

Comprehensive Care Corporation Non-Employee Directors’ Stock Option Plan

Number of Shares
Underlying Options
Name and Position	Dollar Value	Granted
All Non-Employee Directors as a Group	N/A(1)	200,000(2)

(1)	The per share exercise price of the options will be the fair market value of our Common Stock on the date of grant.

(2)	On the effective date of the amendment to the Directors’ Plan, each non-employee director will automatically be granted an option to purchase 25,000 shares of our Common Stock. In addition, commencing with the 2006 annual meeting of stockholders and on the date of each annual stockholder meeting thereafter, each non-employee director will receive an annual grant of options to purchase 15,000 shares of our Common Stock, provided he or she continues to serve in such capacity.
AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 12,500,000 TO 30,000,000
     The Company’s Restated Certificate of Incorporation currently authorizes the Company to issue 12,500,000 shares of Common Stock, $0.01 par value per share. The Board of Directors approved and declared it advisable and in the Company’s best interest to submit to the holders of a majority of our outstanding Common Stock and Series A Preferred Stock for action by written consent an amendment to the Company’s Restated Certificate of Incorporation to authorize an additional 17,500,000 shares of Common Stock for issuance. On February 14, 2006, stockholders owning approximately 54.1% of the outstanding shares of our Common Stock and Series A Preferred Stock, taken together as one class, and all of the outstanding shares of our Series A Preferred Stock, as a separate class, approved the amendment to the Company’s Restated Certificate of Incorporation by action taken by written consent without a meeting in accordance with DGCL. No further vote of our stockholders is required to approve the amendment to the Company’s Restated Certificate of Incorporation. The amendment to our Restated Certificate of Incorporation will become effective when it is filed with the Delaware Secretary of State. We anticipate that such filing will occur on or about 20 calendar days after the date this Information Statement is first mailed to our stockholders.
     As of February 13, 2006, the Company had 12,500,000 shares of its Common Stock authorized for issuance, of which 5,851,374 shares were issued and outstanding. This number does not include an aggregate of 2,068,076 shares reserved for issuance under outstanding options and warrants to purchase shares of our Common Stock, nor does it include 4,235,328 shares of our Common Stock reserved for issuance upon conversion of our Series A Preferred Stock, or 12,377 shares of our Common Stock reserved for issuance upon conversion of our 7 1/2% Convertible Subordinated Debentures due 2010. Thus, as of February 13, 2006, the Company had a total of 332,845 shares of Common Stock available for future issuance.
     On June 14, 2005, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), between the Company and Woodcliff Healthcare Investment Partners LLC, a Delaware limited liability company (“Woodcliff”), we issued to Woodcliff 14,400 shares of our Series A Preferred Stock. The Purchase Agreement between the Company and Woodcliff provides, among other things, that the Company may require Woodcliff to purchase up to approximately 2.95 million shares of our Common Stock, subject to the Company attaining certain financial targets and satisfying other conditions. The consideration to be received by the Company for the purchase of such shares by Woodcliff is contained in the Purchase Agreement, a copy of which is set forth in Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 20, 2005. The principal purposes of amending our Restated Certificate of Incorporation to increase our authorized Common Stock are to make available additional shares of our Common Stock to implement the foregoing provision of the Purchase Agreement and to implement the increase in shares issuable to non-employee directors under the Directors’ Plan, as described above.
     Except as described in the immediately preceding paragraph, we currently have no plans to issue the additional authorized shares. However, if our Board of Directors determines that it is necessary or appropriate, we may issue additional shares of our Common Stock to permit future stock dividends or stock splits, to raise additional capital, to acquire another company or its business or assets, to establish strategic relationships with corporate partners, to provide equity incentives or compensation to employees, officers, directors or consultants or to pursue other matters. The increase in our authorized Common Stock will not have any immediate effect on the rights of our existing stockholders. Our Board will, however, have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or our Restated Certificate of Incorporation. To the extent that additional authorized shares are issued in the future, they may decrease our existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights. Holders of our Series A Preferred Stock, however, have a right of first refusal to purchase shares of any capital stock issued by us (except pursuant to our existing stock incentive plans) at the same price and on the same terms proposed to be issued or sold by the Company to a third party, so that the holders of our Series A Preferred Stock would, after the issuance and sale of all such new securities, hold the same proportionate interest of our Common Stock as was held by them immediately prior to such issuance and sale (based on the number of shares of Common Stock to be received upon conversion of the Series A Preferred Stock).
     As described above, we may require Woodcliff to purchase up to approximately 2.95 million additional shares of our Common Stock, subject to certain conditions. Based upon the number of shares of our Common Stock outstanding on February 13, 2006, if Woodcliff had converted its shares of Series A Preferred Stock in full on such date, it would have owned approximately 42% of our Common Stock outstanding at such time, excluding any exercises of outstanding options and warrants. If we meet certain financial targets and other conditions and require Woodcliff to purchase up to approximately 2.95 million additional shares of our Common Stock, it is possible that, in the future, conversion by Woodcliff of our Series A Preferred Stock together with the exercise by us of certain put options described above could result in a change in control of the Company. Except for the issuance of additional shares of our Common Stock pursuant to the Purchase Agreement, we are not presently aware of any pending or proposed transaction involving a change in control of the Company.
     The increase in the number of authorized shares of our Common Stock and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders, except for holders of our Series A Preferred Stock. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and our Restated Certificate of Incorporation) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely. For example, such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. While it may be deemed to have potential anti-takeover effects, the amendment to our Restated Certificate of Incorporation to increase our authorized Common Stock was not prompted by any specific effort or takeover threat currently perceived by management.
     The Board of Directors believes it is in the Company’s best interest to have the flexibility to issue additional shares in the future to be issued as determined by the Board of Directors, including pursuant to the Purchase Agreement without the expense and delay of a special stockholders’ meeting to approve such additional authorized Common Stock, or an additional Information Statement or written consent of stockholders.

SECURITY OWNERSHIP
     The following table sets forth, as of February 13, 2006, information concerning the beneficial ownership of Common Stock by each director of the Company, the Chief Executive Officer and four other most highly compensated executive officers provided that their annual compensation exceeds $100,000, and all directors and executive officers as a group. Unless otherwise indicated below, the business address for each named individual is the principal executive office address, which is 204 South Hoover Blvd., Suite 200, Tampa, Florida 33609. According to rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has, or shares, the power to vote such securities or to direct their investment. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

		Percent of
	Shares Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding
Mary Jane Johnson (1)	340,000	5.5%
Robert J. Landis (2)	397,625	6.5%
Thomas Clay (3)	72,500	1.2%
Paul Patti (4)	17,500	*
Eugene L. Froelich (5)	49,999	*
Barry A. Stein (6)	—	—
David Paul Schuster (7)	—	—
Peter Jesse Walcott (6)	—	—
Robert Parker (6)	—	—
All executive officers and directors
as a group (11 persons)	882,824	13.4%

*	Less than 1%.

(1)	Includes 20,000 shares of Common Stock held directly and 320,000 shares subject to options that are presently exercisable or exercisable within 60 days of February 13, 2006. Excludes 25,000 options that are not presently exercisable.

(2)	Includes 107,000 shares of Common Stock held directly and 290,625 shares subject to options that are presently exercisable or exercisable within 60 days of February 13, 2006. Excludes 25,000 options that are not presently exercisable.

(3)	Includes 5,000 shares of Common Stock held directly and 67,500 shares subject to options that are presently exercisable or exercisable within 60 days of February 13, 2006. Excludes 10,000 options that are not presently exercisable.

(4)	Includes 17,500 shares subject to options that are presently exercisable or exercisable within 60 days of February 13, 2006. Excludes 5,000 options that are not presently exercisable.

(5)	Includes 49,999 options that are presently exercisable or exercisable within 60 days of February 13, 2006. Excludes 15,833 options that are not presently exercisable.

(6)	Excludes 12,500 options that are not presently exercisable.

(7)	Excludes 18,333 options that are not presently exercisable.

     The following table sets forth, as of February 13, 2006, the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

	Shares	Percent of
	Beneficially	Common Stock
Name And Address of Beneficial Owner	Owned	Outstanding
Harry Ross
3622 Reeves Road, Ojai, CA 93023	900,000(1)	15.4%

Robert Lange
1806 Hickory Street, St. Louis, MO 63104	323,500(2)	5.5%

Woodcliff Healthcare Investment Partners LLC
535 Madison Avenue, 35th Floor, New York, NY 10022	4,235,328(3)	42.0%

(1)	Information obtained from Schedule 13G filed by Mr. Ross on March 18, 2005

(2)	Information obtained from Schedule 13G filed by Mr. Lange on June 20, 2005.

(3)	Represents approximately 4,235,328 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock that was issued by the Company on June 14, 2005.

NO DISSENTERS’ RIGHTS
     You do not have the right to dissent and obtain an appraisal of your shares under Delaware law in connection with the amendments to our Directors’ Plan and our Restated Certificate of Incorporation described in this Information Statement.
STOCKHOLDER PROPOSALS
     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2006 annual meeting, stockholder proposals must be received by the Company no later than May 31, 2006 and must otherwise comply with the requirements of Rule 14a-8. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding sentence) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies at its discretion, if the Company does not receive notice of the proposal before the close of business on August 7, 2006.
WHERE CAN YOU FIND MORE INFORMATION ABOUT THE COMPANY
     We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at its public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You also can view such documents on our website www.compcare.com.
Tampa, Florida
March 3, 2006

By order of the Board of Directors:
/s/ Robert J. Landis
Robert J. Landis
Chairman and Chief Financial Officer